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                                                                     Exhibit 4.5

                                  AMENDMENT TO
                                   AMENDED AND
                            RESTATED RIGHTS AGREEMENT

The Amended and Restated Rights Agreement ("Agreement") dated as of February 11, 1999 by and between Lexmark International Group, Inc., a Delaware corporation ("Group"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent, is amended as follows, effective as of the open of business on December 2, 2002. All capitalized terms used but not defined herein, shall have the meaning set forth in the Agreement.

1. Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., is removed as Rights Agent pursuant to Section 21 of the Agreement by Lexmark International, Inc. (the "Company"), as successor to Group, and the Bank of New York is appointed as successor Rights Agent and vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Rights Agent.

2. All references in the Agreement and the exhibits thereto to "ChaseMellon Shareholder Services, L.L.C." are changed to read "The Bank of New York." All references in the Agreement to Group are changed to read "Lexmark International, Inc."

3. The legend impressed on, printed on or otherwise affixed to the certificates for shares of Common Stock pursuant to Section 3(c) of the Agreement shall read substantially as follows, except that the Company may use up any pre-printed certificates in inventory which bear the prior legend:

     "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in an Amended and Restated Rights Agreement between Lexmark International, Inc., as successor to Lexmark International Group, Inc., and The Bank of New York, as successor to ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Lexmark International, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Lexmark International, Inc. will mail to the holder of this certificate a copy of the Rights Agreement as in effect on the date of mailing without charge within five Business Days after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights beneficially owned by an Acquiring Person may become null and void.
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4.   The address for notices and demands to the Rights Agent pursuant to Section
     26 of the agreement shall be:

          The Bank of New York
          101 Barclay St., 11 East
          New York, NY  10286
          Attn: Stock Transfer Administration

In witness whereof, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.


LEXMARK INTERNATIONAL, INC.                  THE BANK OF NEW YORK

By: /s/ Gary E. Morin                        By: /s/ Jeffrey Grosse
   -----------------------------------          --------------------------------
Name: Gary E. Morin                          Name: Jeffrey Grosse
     ---------------------------------            ------------------------------
Title: Executive Vice President              Title: Vice President
      --------------------------------             -----------------------------
       and Chief Financial Officer


Acknowledged:

MELLON INVESTOR SERVICES LLC

By: /s/ Frank R. Misciagna
   -----------------------------------
Name: Frank R. Misciagna
     ---------------------------------
Title: Assistant Vice President
      --------------------------------